                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  4)



                             Rexall Sundown, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                    Common Stock, par value $.01 per share
                   -----------------------------------------
                        (Title of Class of Securities)




                                 761648 10 4
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page  1  of  11  Pages
                                   ---    ----

CUSIP NO.     761648 10 4          SCHEDULE 13G        PAGE   2   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     CDD Partners, Ltd.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        19,168,972 (See Item 4 below)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  19,168,972 (See Item 4 below)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    19,168,972 (See Item 4 below)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     28.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                    PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF  11   PAGES
                               -----    -----

CUSIP NO.  76168 10 4              SCHEDULE 13G        PAGE   3   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     CDD Management, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                     Texas
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           19,168,972 (See Item 4 below)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     19,168,972 (See Item 4 below)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     19,168,972 (See Item 4 below)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     28.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                     CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   3   OF  11   PAGES
                               -----    -----

CUSIP NO.  76168 16 4              SCHEDULE 13G        PAGE   4   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Carl DeSantis
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      13,545,792  (See 10 below)  (See Item 4 below)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       19,168,972  (See Item 4 below)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                 19,168,972  (See Item 4 below)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 19,457,220   (See Item 4 below)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [ X ]
                 Excludes 13,545,792 shares owned by Sylvia DeSantis as to which Carl DeSantis has sole voting power.
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 28.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                 IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   4   OF  11   PAGES
                               -----    -----

CUSIP NO. 76188104                 SCHEDULE 13G        PAGE   5   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Dean DeSantis
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     19,168,972 (See Item 4 below)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               19,168,972 (See Item 4 below)
                       --------------------------------------------------------

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,441,418 (See Item 4 below)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              28.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                 IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   5   OF  11   PAGES
                               -----    -----

CUSIP NO. 76168104                 SCHEDULE 13G        PAGE   6   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Damon DeSantis
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       192,855
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                      19,168,972 (See (Item 4 below)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      192,855
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               19,168,972 (See Item 4 below)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             19,441,418 (See Item 4 Below)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   28.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE  6    OF  11   PAGES
                               -----    -----

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


            UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

ITEM 1.(a)      NAME OF ISSUER

                Rexall Sundown, Inc.

       (b)      ADDRESS OF ISSUERS'S PRINCIPLE EXECUTIVE OFFICES

                851 Broken Sound Parkway, N.W.
                Boca Raton, Florida 33487

ITEM 2.(a) NAME OF PERSON FILING; (B) ADDRESS OF PRINCIPLE BUSINESS OFFICE, OR IF NONE, RESIDENCE; AND (C) CITIZENSHIP

                CDD Partners, Ltd.
                12770 Coit Road
                No. 850
                Dallas, Texas 75251
                Limited partnership organized under the laws of Texas.

                CDD Management, Inc.
                12770 Coit Road
                No. 850
                Dallas, Texas 75251
                Corporation organized under the laws of Texas.

                Carl DeSantis
                851 Broken Sound Parkway, N.W.
                Boca Raton, Florida 33487
                United States Citizen

                Dean DeSantis
                851 Broken Sound Parkway, N.W.
                Boca Raton, Florida 33487
                United States Citizen




                                7 of 11 pages

                Damon DeSantis
                851 Broken Sound Parkway, N.W.
                Boca Raton, Florida 33487
                United States Citizen

        (d)     TITLE OF CLASS OF SECURITIES

                Common Stock, par value $.01 per share.

        (e)     CUSIP NUMBER.

                761648 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a)     []      Broker or Dealer registered under Section 15 of the Act
        (b)     []      Bank as defined in Section 3(a)(6) of the Act
        (c)     []      Insurance Company as defined in Section 3(a)(19) of the
                        Act
        (d)     []      Investment Company registered under Section 8 of the
                        Investment Company Act
        (e)     []      Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940
        (f)     []      Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund
        (g)     []      Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G)
        (h)     []      Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.         OWNERSHIP

I.      CDD Partners, Ltd.(1)

        (a)     Amount Beneficially Owned - 19,168,972 shares of Common Stock
        (b)     Percent of class - 28.2%
        (c)     Number of shares as to which CDD Partners, Ltd. has:
                (i)     sole power to vote or to direct the vote --0-
                (ii)    shared power to vote or to direct the vote - 9,898,736
                (iii) sole power to dispose or to direct the disposition of --0-
                (iv) shared power to dispose or to direct the disposition of -19,168,972

II.     CDD Management, Inc.(1)

        (a)     Amount Beneficially Owned -19,168,972 shares of Common Stock.
        (b)     Percent of class -28.2%



                                8 of 11 pages

        (c)     Number of shares as to which CDD Management, Inc. has:
                (i)     sole power to vote or to direct the vote - -0-
                (ii)    shared power to vote or to direct the vote - 19,168,972
                (iii)   sole power to dispose or to direct the disposition of
                        - -0-
                (iv)    shared power to dispose or to direct the disposition of
                        - 19,168,972

III.    Carl DeSantis(1)

        (a) Amount Beneficially Owned - 19,457,220 shares of Common Stock(2) Excludes 13,545,792 shares owned by Sylvia DeSantis, trustee of the Sylvia DeSantis Revocable Trust u/a dated
                October 30, 1996. Sylvia DeSantis is Carl DeSantis's former wife.
        (b)     Percent of class - 28.5%
        (c)     Number of shares as to which Carl DeSantis has:
                (i)     sole power to vote or to direct the vote - 13,545,792(3)
                (ii)    shared power to vote or to direct the vote - 19,168,972
                (iii) sole power to dispose or to direct the disposition of -0-
                (iv) shared power to dispose or to direct the disposition of - 19,168,972

IV.     Dean DeSantis(1)

        (a)     Amount Beneficially Owned - 19,441,418 shares of Common Stock(4)
        (b)     Percent of class - 28.5%
        (c)     Number of shares as to which Dean DeSantis has:
                (i)     sole power to vote or to direct the vote - -0-
                (ii)    shared power to vote or to direct the vote - 19,168,972
                (iii)   sole power to dispose or to direct the disposition of
                        - -0-
                (iv) shared power to dispose or to direct the disposition of - 19,168,972

V.      Damon DeSantis(1)

        (a)     Amount Beneficially Owned - 19,441,418 shares of Common Stock(4)
        (b)     Percent of class - 28.5%
        (c)     Number of shares as to which Damon DeSantis has:
                (i)     sole power to vote or to direct the vote - 192,855
                (ii)    shared power to vote or to direct the vote - 19,168,972
                (iii)   sole power to dispose or to direct the disposition of
                        - 192,855
                (iv) shared power to dispose or to direct the disposition of - 19,168,972

______________________________
                (1) CDD Partners, Ltd., ("CDDP") is a Texas limited partnership whose general partner is CDD Management, Inc., a Texas corporation ("CDDM") and whose limited partners are Carl DeSantis, Dean DeSantis and Damon DeSantis.
The shareholders, officers and directors of CDDM are Carl DeSantis, Dean DeSantis and Damon DeSantis. In June 1993, Carl DeSantis contributed 140,580 shares of common


                              Page 9 of 11 Pages
stock, par value $.01 per share, of Rexall Sundown, Inc. ("Rexall") to CDDM and 13,917,468 shares to CDDP, Dean DeSantis contributed 60,300 shares to CDDM and 5,969,412 shares to CDDP and Damon DeSantis contributed 60,300 shares to CDDM and 5,969,412 shares to CDDP. Such shares represented all shares of Common Stock owned by Carl DeSantis, Dean DeSantis and Damon DeSantis. CDDM, in turn, contributed all such shares of common stock to CDDP. Subsequent to June 1993, CDDP distributed or loaned an aggregate of 1,945,000 shares of Common Stock to Dean DeSantis, who sold such shares and an aggregate of 5,003,500 to Carl DeSantis, who sold 4,943,500 of such shares and gifted 60,000 of such shares. Carl, Dean and Damon DeSantis have shared beneficial ownership, including shared voting and dispositive power with respect to all shares of Common Stock contributed to CDDP.

        (2)Includes 288,248 shares beneficially owned pursuant to currently exercisable stock options or options which will become exercisable within 60 days.

        (3)Sylvia DeSantis, trustee of the Sylvia DeSantis Revocable Trust u/a dated October 30, 1996, granted Carl DeSantis an irrevocable proxy with respect to 13,545,792 shares of Common Stock.

        (4)Includes 270,416 shares beneficially owned pursuant to currently exercisable stock options or options which will become exercisable within 60 days and 2,030 shares held in a trust for the benefit of Dean and Damon DeSantis.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OR A CLASS

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        CDD Partners, Ltd. is a Texas limited partnership whose general partner is CDD Management, Inc., a Texas corporation, and whose limited partners are Carl DeSantis, Dean DeSantis, and Damon DeSantis, each of whom is a United States citizen. Each such entity and individual is a member of the group.





                             Page 10 of 11 pages

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not applicable.

ITEM 10.        CERTIFICATION

                Not applicable.










                                  SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date:  February 11, 1998

                                        CDD Partners, Ltd.
                                        By:  CDD Management, Inc.

                                        By:  /s/ Carl DeSantis
                                             -------------------------
                                             Carl DeSantis, President

                                        CDD Management, Inc.

                                        By:  /s/ Carl DeSantis
                                             -------------------------
                                             Carl DeSantis, President

                                             /s/ Carl DeSantis
                                             -------------------------
                                                 CARL DeSANTIS


                                             /s/ Dean DeSantis
                                             -------------------------
                                                 DEAN DeSANTIS


                                             /s/ Damon DeSantis
                                             -------------------------
                                                 DAMON DeSANTIS




                                11 of 11 pages